Exhibit 99.3

Non-GAAP Financial Measures

The United States Securities and Exchange Commission requires public companies, such as Energen Corporation (the Company), to reconcile Non-GAAP (GAAP refers to generally accepted accounting principles) financial measures to related GAAP measures. After-tax Cash Flows is a Non-GAAP financial measure. Energen believes after-tax cash flows are relevant because they are a measure of cash available to fund the Company’s capital expenditures, dividends, debt reduction, and other investments. Additionally, Net Income excluding the non-cash after-tax unproved leasehold write-off is a Non-GAAP financial measure. Energen believes that excluding it for comparative purposes better reflects financial performance of the Company’s on-going operations.

Reconciliation To GAAP Information

($ in millions)

	Years Ended 12/31
	2010 Actual	2011 Estimate (e)
Net Income (GAAP)	291	242	—	271
Depreciation, depletion and amortization	248	279	—	279
Deferred income taxes, net	134	143	—	143

After-tax Cash Flows (Non-GAAP)	673	664	—	693
Changes in assets and liabilities and other adjustments	(4)	40	—	40

Net Cash Provided by Operating Activities (GAAP)	669	704	—	733

Consolidated Net Income

($ in millions except per share data)

	Twelve Months Ended 12/31/2010
	Net Income	Per Diluted Share
Net Income (GAAP)	290.8	4.04
Non-cash leasehold write-off (net of $14.9 tax)	24.8	0.34

Net Income (Non-GAAP)	315.6	4.38

Energen Resources Net Income

($ in millions)

Twelve Months Ended 12/31/2010
Net Income (GAAP)	245.3
Non-cash leasehold write-off (net of $14.9 tax)	24.8

Net Income (Non-GAAP)	270.1

(e)

This estimate is a “forward-looking statement” as defined by the Securities and Exchange Commission. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company’s periodic reports filed with the Securities and Exchange Commission.